EXHIBIT 99.1

Tech Data Corporation Reports Second-Quarter Fiscal 2013 Results

Company Repurchases $143 Million of Stock During the Quarter

CLEARWATER, Fla., Aug. 21, 2012 (GLOBE NEWSWIRE) -- Tech Data Corporation, a leading distributor of IT products, today announced results for the second quarter ended July 31, 2012.

Results At A Glance
($ in millions, except per share amounts)	Three months ended July 31, 2012	Three months ended July 31, 2011	Six months ended July 31, 2012	Six months ended July 31, 2011

Net sales	$ 5,961.5	$ 6,449.5	$ 11,857.1	$ 12,781.6
Operating income	$ 59.3	$ 78.8	$ 140.1	$ 154.4
Operating margin	0.99%	1.22%	1.18%	1.21%
Net income attributable to shareholders of Tech Data Corporation	$ 34.5	$ 50.1	$ 86.2	$ 98.8
Net income per diluted share attributable to shareholders of Tech Data Corporation	$ 0.88	$ 1.10	$ 2.14	$ 2.11

Net sales for the second quarter ended July 31, 2012 were $5.96 billion, a decrease of 8 percent from $6.45 billion in the prior-year second quarter. The weakening of certain foreign currencies against the U.S. dollar negatively impacted the year-over-year net sales comparison by approximately 8 percentage points. In the first quarter of fiscal 2013, the company prospectively revised its presentation of sales of vendor warranty services and certain fulfillment contracts such that they are now reflected on an agency basis as net fees as opposed to net sales and cost of products sold. These items would have contributed approximately $191 million of net sales in the second quarter, which negatively impacted the year-over-year net sales comparison by approximately 3 percentage points. This change had no impact on gross profit dollars, operating income dollars, net income dollars or earnings per share for any period reported, but positively impacted the gross margin and operating margin percentages in the second quarter of fiscal 2013 by approximately 15 and 3 basis points, respectively. Also included in prior year net sales is approximately $102 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of the above factors, net sales increased by approximately 5 percent.

Operating income for the second quarter was $59.3 million or 0.99 percent of net sales. This compared to operating income of $78.8 million or 1.22 percent of net sales in the prior-year second quarter. The year-over-year decline in operating income is attributable to the impact on gross margin of product mix, customer mix and competitive pricing pressure in both regions, as well as the negative effect on gross margin and operating leverage in the Americas due to the implementation of the sales, inventory and credit management modules of SAP in the U.S. during the quarter.

Second-quarter net income attributable to shareholders of Tech Data Corporation was $34.5 million or $0.88 per diluted share compared to $50.1 million or $1.10 per diluted share in the prior-year period. The year-over-year decline is attributable to the aforementioned items.

"After reporting a solid first quarter, our second quarter earnings fell short of our expectations and last year's results," said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. "Although worldwide net sales came in slightly ahead of plan and our European operations generated the region's highest second-quarter sales and operating income, in euros, in its history, our gross margin was impacted by mix, as well as competitive pricing in both regions. The gross margin pressure was compounded by the implementation of certain modules of SAP in the U.S. during the quarter. We are confident that our post-implementation efforts will return us to improved levels of profitability over the next couple of quarters. On a positive note, during the quarter, we repurchased $143 million of our stock, which brings our cumulative repurchases to $1.1 billion and firmly underscores our commitment to creating shareholder value."

Second-Quarter Financial Highlights

  Net sales in the Americas (including North America and Latin America) were $2.40 billion (40 percent of worldwide net sales), a decrease of 11 percent over the prior-year second quarter. The change in presentation of vendor warranty services and certain fulfillment contracts reduced the Americas' second-quarter fiscal 2013 net sales by approximately $94 million. Included in the Americas' prior year net sales is approximately $102 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of these factors, as well as the translation effect of certain foreign currencies, the Americas' net sales decreased by approximately 3 percent.
  Net sales in Europe totaled $3.56 billion (60 percent of worldwide net sales), representing a decrease of 5 percent (9 percent increase on a euro basis), over the prior-year second quarter. The change in presentation of vendor warranty services and certain fulfillment contracts reduced Europe's second-quarter fiscal 2013 net sales by approximately $97 million (approximately 78 million euros). Excluding the impact of this change, Europe's net sales decreased by approximately 2 percent (12 percent increase on a euro basis).
  Gross margin was 5.05 percent compared to 5.28 percent in the prior-year second quarter. The change in presentation of vendor warranty services and certain fulfillment contracts increased gross margin by approximately 15 basis points. The decrease in gross margin was attributable to product mix, customer mix and competitive pricing pressure in both regions, as well as the implementation of the sales, inventory and credit management modules of SAP in the U.S. during the quarter.
  Selling, general and administrative expenses (SG&A) were $242.0 million or 4.06 percent of net sales compared to $262.1 million, or 4.06 percent of net sales in the prior-year second quarter. The decrease in SG&A expenses was primarily attributable to a weaker euro and lower expenses resulting from the exit of in-country operations in Brazil and Colombia at the end of fiscal 2012. The change in presentation of vendor warranty services and certain fulfillment contracts increased SG&A as a percentage of sales in the second quarter of fiscal 2013 by approximately 13 basis points.
  The Americas region's operating income for the second quarter was $29.5 million or 1.23 percent of net sales compared to $47.6 million or 1.77 percent of net sales in the prior-year second quarter. The change in presentation of vendor warranty services and certain fulfillment contracts increased the Americas' operating income as a percent of net sales in the second quarter of fiscal 2013 by approximately 5 basis points. The year-over-year decline is attributable to product mix, customer mix and competitive pricing pressure, as well as the implementation of the sales, inventory and credit management modules of SAP in the U.S. during the quarter, which impacted both gross margin and operating leverage.
  The European region's operating income for the second quarter was $33.7 million or 0.94 percent of net sales compared to $33.9 million or 0.90 percent of net sales in the prior-year second quarter. The change in presentation of vendor warranty services and certain fulfillment contracts increased Europe's operating income as a percent of net sales in the second quarter of fiscal 2013 by approximately 2 basis points.
  Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company's segment reporting (see "Supplementary Information" table attached). Stock-based compensation expense for the second quarter was $3.9 million, compared to $2.7 million in the prior-year second quarter. The increase is attributable to a change in 2010 from a four-year to a three-year vesting period, with the vesting percentage more heavily weighted in the third year. Fiscal 2013 is the first fiscal year in which the third year of the new vesting schedule impacts stock-based compensation expense.
  Cash used in operations during the second quarter totaled $4 million.
  During the second quarter of fiscal 2013, the company repurchased approximately 2.9 million shares of common stock at a cost of $143 million, completing each of the $100 million share repurchase programs authorized in November 2011 and May 2012. Since 2005, the company has repurchased $1.1 billion, or 26.7 million shares, of its common stock.

Six-Month Results

Net sales for the six-month period ended July 31, 2012 were $11.86 billion, a decrease of 7 percent from $12.78 billion for the six-month period ended July 31, 2011. The weakening of certain foreign currencies against the U.S. dollar negatively impacted the year-over-year six-month period net sales comparison by approximately 6 percentage points. The change in presentation of vendor warranty services and certain fulfillment contracts reduced net sales for the six-month period ended July 31, 2012 by approximately $391 million. This change had no impact on gross profit dollars, operating income dollars, net income dollars or earnings per share for any period reported, but positively impacted the gross margin and operating income margin percentages for the six-month period by approximately 17 and 4 basis points, respectively. Also included in prior year net sales for the six-month period is approximately $202 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of the above factors, net sales increased by approximately 3 percent.

On a regional basis, the Americas represented 41 percent of net sales, decreasing 9 percent to $4.85 billion from $5.31 billion for the prior-year period. The change in presentation of vendor warranty services and certain fulfillment contracts reduced the Americas' net sales for the six-month period ended July 31, 2012 by approximately $197 million. Included in the Americas' prior year net sales for the six-month period ended July 31, 2011 is approximately $200 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of these factors, as well as the translation effect of certain foreign currencies, the Americas' net sales for the six-month period ended July 31, 2012 decreased by approximately 1 percent.

Europe represented 59 percent of net sales, decreasing 6 percent (increasing 4 percent on a euro basis) to $7.00 billion from $7.47 billion for the six-month period ended July 31, 2011. The change in presentation of vendor warranty services and certain fulfillment contracts reduced Europe's net sales for the six-month period ended July 31, 2012 by approximately $194 million (approximately 152 million euros). Excluding the impact of this change, Europe's net sales decreased by approximately 4 percent (6 percent increase on a euro basis).

For the six-month period ended July 31, 2012, the company recorded operating income of $140.1 million, or 1.18 percent of net sales, compared with operating income of $154.4 million, or 1.21 percent of net sales, in the prior-year period. The company recorded net income attributable to shareholders of Tech Data Corporation of $86.2 million, or $2.14 per diluted share, for the six-month period ended July 31, 2012. This compared to net income attributable to shareholders of Tech Data Corporation of $98.8 million, or $2.11 per diluted share, in the prior-year period.

Business Outlook

For the third quarter of fiscal year 2013, the company expects year-over year sales growth of mid-single digits, in euros, in Europe, and a mid-single digit year-over-year sales decline in the Americas. The year-over-year comparisons are impacted by the fiscal 2013 change in presentation of vendor warranty services and certain fulfillment contracts, the exit of Brazil and Colombia at the end of fiscal 2012, and general market conditions. The company expects sequential improvement in gross and operating margins and estimates the average U.S. dollar to euro currency exchange rate to be $1.23 to €1.00 for the remainder of fiscal year 2013.

Webcast Details

Tech Data will discuss its second-quarter results on a conference call today at 9:00 a.m. (ET). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com/investor. The webcast will be available for replay for three months.

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles ("GAAP"). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, exclude restructuring charges, certain consulting costs, impairment charges, certain changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data's website at www.techdata.com/investor.

Cautionary Statement

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: global economic and political instability, competition, narrow margins, dependence on information systems, acquisitions and divestitures, exposure to natural disasters, war and terrorism, dependence on independent shipping companies, impact of policy changes, labor strikes, risk of declines in inventory value, product availability, vendor terms and conditions, loss of significant customers, customer credit exposure, need for liquidity and capital resources, fluctuations in interest rates, foreign currency exchange rates, exposure to foreign markets, international operations, changes in income tax and other regulatory legislation, potential adverse effects of litigation or regulatory enforcement action, changes in accounting rules, and the volatility of common stock price. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the

Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of August 21, 2012. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. Tech Data generated $26.5 billion in net sales for the fiscal year ended January 31, 2012 and is ranked 109th on the Fortune 500®. To learn more, visit www.techdata.com

The Tech Data Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10666

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	July 31,		July 31,
	2012	2011	2012	2011
Net sales	$ 5,961,500	$ 6,449,461	$11,857,061	$12,781,589
Cost of products sold	5,660,256	6,108,623	11,235,600	12,107,289
Gross profit	301,244	340,838	621,461	674,300
Selling, general and administrative expenses	241,988	262,063	481,312	519,842
Operating income	59,256	78,775	140,149	154,458
Interest expense	3,422	8,089	6,491	16,730
Other expense, net	1,178	(212)	2,522	454
Income before income taxes	54,656	70,898	131,136	137,274
Provision for income taxes	16,370	19,142	39,324	36,798
Consolidated net income	38,286	51,756	91,812	100,476
Net income attributable to noncontrolling interest	(3,828)	(1,649)	(5,662)	(1,668)
Net income attributable to shareholders of Tech Data Corporation	$ 34,458	$ 50,107	$ 86,150	$ 98,808

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$ 0.89	$ 1.11	$ 2.15	$ 2.14
Diluted	$ 0.88	$ 1.10	$ 2.14	$ 2.11
Weighted average common shares outstanding:
Basic	38,826	45,097	39,977	46,129
Weighted	39,055	45,596	40,314	46,736

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)
	July 31,	January 31,
	2012	2012
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$ 277,633	$ 505,178
Accounts receivable, net	2,622,811	2,871,243
Inventories	1,819,233	1,802,976
Prepaid expenses and other assets	199,185	202,505
Total current assets	4,918,862	5,381,902
Property and equipment, net	81,953	88,595
Other assets, net	300,248	314,921
Total assets	$5,301,063	$5,785,418

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,862,684	$3,042,809
Accrued expenses and other liabilities	444,899	551,280
Revolving credit loans and current maturities of long-term debt	37,913	48,490
Total current liabilities	3,345,496	3,642,579
Long-term debt	53,659	57,253
Other long-term liabilities	80,862	83,438
Total liabilities	3,480,017	3,783,270
Equity attributable to shareholders of Tech Data Corporation	1,793,206	1,973,823
Noncontrolling interest	27,840	28,325
Total equity	1,821,046	2,002,148
Total liabilities and equity	$5,301,063	$5,785,418

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
($'s in thousands)

	Three months ended		Three months ended
	July 31, 2012		July 31, 2011
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$29,537	1.23%	$47,635	1.77%
Europe	33,621	0.94%	33,855	0.90%
Stock-based compensation	(3,902)	(.07)%	(2,715)	(.04)%
Worldwide total	$59,256	0.99%	$78,775	1.22%

	Six months ended		Six months ended
	July 31, 2012		July 31, 2011
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$80,599	1.66%	$95,508	1.80%
Europe	66,232	0.95%	64,132	0.86%
Stock-based compensation	(6,682)	(0.06)%	(5,182)	(0.04)%
Worldwide total	$140,149	1.18%	$154,458	1.21%

Return on Invested Capital (ROIC)
($'s in millions)
	Twelve months ended July 31, 2012	Twelve months ended July 31, 2011
Net Operating Profit After Tax (NOPAT):
Operating Income(1)	$ 314	$ 353
Tax Provision	88	95
NOPAT(1)	$ 226	$ 258

Average Invested Capital:
Short-term debt (5-qtr average)	$ 191	$ 297
Long-term debt (5-qtr average)	58	185
Shareholders' Equity (5-qtr average)	2,012	2,117
Total average capital	2,261	2,599
Less: Cash (5-qtr average) (2)	(572)	(765)
Average invested capital less average cash	$ 1,689	$ 1,834
ROIC – as reported	13%	14%
(1) Excludes a $28.3 million charge recorded in Q4 FY'12 for loss on disposal of subsidiaries related to the company's exit of its operations in Brazil and Colombia.
(2) As adjusted for the company's change in accounting for book overdrafts.
CONTACT: Jeffery P. Howells, Executive Vice President
          and Chief Financial Officer
         727-538-7825 (jeff.howells@techdata.com) or

         Arleen Quinones, Director, Investor Relations
          and Shareholder Services
         727-532-8866 (arleen.quinones@techdata.com)